UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2015

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

000-52831 (Commission File No.)	46-3403755 (IRS Employer Identification No.)

15061 Springdale, Suite 113, Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(949) 381-1834
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

(1)	On December 1, 2015, the Company announced that David Baron, the President of ABCO, will be joining the Board of Directors of Nate’s Food. As the President of our co-packer and production partner ABCO, David brings years of business and manufacturing experience to our Board of Directors and will be an ongoing and continuing source of information and advice on how to improve operations in order to maximize efficiency and profitability.

ABCO has been in business for over 50 years, and is a state of the art manufacturing plant providing turn-key solutions based on custom and contract manufacturing, product development and private labeling.  They provide services to many other companies in the food products, supplements and personal care industries.  ABCO is registered, licensed and certified by outside agencies that independently certify their compliance wit industry guidelines, government regulations, and quality assurance practices.  Some of their certifications include:
Federal Food and Drug Administration—FDA
California State Department of Health Services
Certified Processor/Manufacturer of Organic Goods,
Quality Assurance International—QAI
Kosher Certification, Orthodox Union—OUKosher
Halal Certification—The Islamic Food and Nutrition Counsel of America

We have worked with ABCO throughout the development of Nate’s Homemade Pancake and Waffle Batter, and we know that ABCO is the industry leader.  We are honored that David Baron, President of ABCO has agreed to join our Board of Directors.  More information regarding ABCO is available at www.abcolabs.com.

(2)	November 30, 2015 ABCO informed the Company that the refrigeration of the production process has been completed. Completing the refrigeration was a key final step to ensure that large scale production could be commenced while maintaining the quality control from start to finish, which was not a problem during small batch production that the Company has been involved in to date.

(3)	On November 30, 2015, the Company made a commitment to CCL Container, the manufacturer of our custom piston driven cans, to order 2,000,000 (two million) cans over the next twenty-four months. This agreement will enable the Company to significantly reduce per can purchase price, which is a significant percentage of our manufacturing costs.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2015.	Nate’s Food Co.
	By:	/s/ Nate Steck
	Name:	Nate Steck.
	Title:	CEO